Dear Customers, Shareholders and Friends:

     Please find enclosed the unaudited financial statements as of March 31, 2010 and for the first three months of 2010.

     Total assets amounted to $488.2 million on March 31, 2010. This is a $144.7 million, or a 42.1%, increase from March 31, 2009. This asset growth was predominantly a result of our merger with Guaranty Bank & Trust Co. in September 2009. Much of the asset growth is concentrated in loans as the total loan portfolio increased $135.2 million, or 59.2%, over this time frame.

     This loan growth was almost entirely funded by deposit growth as total deposits increased $128.5 million from March 31, 2009 to March 31, 2010. Again, this growth is largely attributed to the aforementioned merger. To give more detail as to the specifics of the deposit growth, demand and savings deposits increased $55.3 million, or 46.5%, while time deposits grew $73.2 million, or 47.5%, over this time frame. We really appreciate all the referrals you have made to enable us to continue growing our deposit base and expanding our franchise.

     On March 31, 2010, total stockholders' equity amounted to $28.9 million. This equates to a book value per share of $20.11 and represents a 14.3% increase from the March 31, 2009 book value per share of $17.59. In addition to book value growth, we are pleased to report that the quarter ended March 31, 2010 marked the thirtieth consecutive quarter that we have paid dividends to our shareholders. Total dividends paid by the Company amounted to over $4.2 million as of March 31, 2010.

     Your Bank generated a record quarterly net income of $869 thousand for the three months ended March 31, 2010. This is compared to $240 thousand for the three month period ended March 31, 2009. This increase of $629 thousand, or 262%, can be attributed to several items: 1) the first quarter 2009 period included an isolated $500k charge to earnings due to an impairment loss on one of the securities the bank held for investment and this reduced net income for the first quarter 2009 by $312 thousand, 2) net interest income increased $1.64 million, more than offsetting a $436 thousand increase in the loan loss provision and a $775 thousand increase in operating expenses, and 3) other income increased $122 thousand.

     We are encouraged with the first quarter results that indicate a $1.6 million increase in net interest income with only a $775 thousand increase in operating expenses. Furthermore, it is encouraging to note the net income improvement was significantly better than the 42.1% growth in assets. This tells us that efficiencies created by the merger are beginning to "bear fruit". As we navigate this uncertain economy and the effects it may have on the bank and our customers, we continue to position the bank in a manner to absorb the appropriate risks while retaining the capability of posting record profitability levels.

     We are always most appreciative of your support of First Sentry Bank. Should you ever have any questions about Your Bank, please do not hesitate to call.


Sincerely,

/s/ Robert H. Beymer                /s/ Geoffrey S. Sheils

Robert H. Beymer                    Geoffrey S. Sheils
Chairman of the Board               President & CEO

                          First Sentry Bancshares, Inc.
                                  Balance Sheet
                        March 31, 2010 and March 31, 2009
                 (DOLLARS IN THOUSANDS - except per share data)

                                                        (unaudited)
                                                        -----------
                                                3/31/10             3/31/09
                                                -------             -------

Cash and Fed Funds Sold                       $  22,269           $   4,637

Investment Securities                            89,096             104,285

Loans                                           363,731             228,525
Less:  Allowance for Loan Losses                  5,310               3,492
                                              ----------          ----------
Net Loans                                       358,421             225,033

Bank Premises and Equipment                       6,893               4,794
Intangible Assets                                 3,083                   -
Other Assets                                      8,431               4,760
                                              ----------          ----------

Total Assets                                  $ 488,193           $ 343,509
                                              ==========          ==========
DEPOSITS
    Demand                                    $  51,551           $  33,225
    Savings                                     122,797              85,794
    Other Time Deposits                         227,077             153,912
                                              ---------          ----------
          Total Deposits                        401,425             272,931

Other Liabilities                                48,854              47,000
                                              ----------          ----------

Total Liabilities                               450,279             319,931
                                              ----------          ----------

Trust Preferred Securities                        9,000               5,000

Common Stock, $1 par value,
    5,280,000 authorized,
    1,437,651 issued 2010,
    1,056,000 issued 2009                         1,438               1,056
Additional Paid-in Capital                       15,294               6,144
Retained Earnings                                11,838              11,480
Unrealized Gain (Loss) on Investments               344                (102)
                                              ----------          ----------
          Total Equity                           28,914              18,578
                                              ----------          ----------

Total Liabilities & Equity                    $ 488,193           $ 343,509
                                              ==========          =========

Book Value per Share                          $   20.11           $   17.59

                          First Sentry Bancshares, Inc.
                               Statement of Income
                           For the Three Months Ended
                        March 31, 2010 and March 31, 2009
                 (DOLLARS IN THOUSANDS - except per share data)

                                                        (unaudited)
                                                        -----------

                                                Through             Through
Interest Income                                 3/31/10             3/31/09
                                                -------             -------
  Loans, Including Fees                       $   5,142           $   3,364
  Investment Securities                             812               1,061
                                              ----------          ---------
    Total Interest Income                         5,954               4,425

Interest Expense                                  1,881               1,988
                                              ----------          ---------

Net Interest Income                               4,073               2,437
                                              ----------          ---------

Non-Interest Income
  Service Charges                                   338                 225
  Other Charges and Fees                             22                  13
                                              ----------          ---------
    Total Non-Interest Income                       360                 238

Loan Loss Provision Expense                         703                 267
                                              ----------          ---------
Gross Operating Income                            3,730               2,408
                                              ----------          ---------
Other Non-Interest Expenses
  Salaries and Employee Benefits                  1,088                 698
  Equipment and Occupancy                           290                 151
  Data Processing                                   156                 119
  Professional Fees                                 125                  45
  Insurance                                         177                 116
  Taxes, Other                                       71                  47
  Other Expenses                                    502                 458
                                              ----------          ---------
    Total Other Expenses                          2,409               1,634
                                              ----------          ---------
Securities Losses                                   (18)               (456)
                                              ----------          ---------
Income before Income Tax                          1,303                 318

Income Tax Expense                                  434                  78
                                              ----------          ---------
Net Income                                    $     869           $     240
                                              ==========          =========
Quarterly Earnings per Share                  $    0.60           $    0.23